EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 26, 2004 relating to the financial statements, which appears in Blyth, Inc.’s Annual Report on Form 10-K for the year ended January 31, 2004. We also consent to the incorporation by reference of our report dated April 26, 2004 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the headings “Experts” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

Stamford, Connecticut

July 15, 2004